Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 30, 2020 (except Note 2, as to which the date is January 15, 2021) with respect to the financial statements of PurposeBuilt Brands, Inc. (parent company only) in the Registration Statement (Form S-1) and the related Prospectus of PurposeBuilt Brands, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Milwaukee, WI

January 15, 2021